Exhibit 99.01

DEXCOM INC. ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO—(BUSINESS WIRE)— November 1, 2005—DexCom, Inc. (NASDAQ:DXCM) today reported a net loss of $6.3 million and $18.7 million for the three and nine months ended September 30, 2005 compared to $3.8 million and $10.2 million for the three and nine months ended September 30, 2004. Net loss attributable to common stockholders was $6.3 million and $18.8 million for the three and nine months ended September 30, 2005 compared to $4.6 million and $12.6 million for the three and nine months ended September 30, 2004.  Included in the net loss attributable to common stockholders was accretion to redemption value on DexCom’s Series B, C, and D redeemable convertible preferred stock of $0 and $122,000 for the three and nine months ended September 30, 2005 compared to $809,000 and $2.4 million for the three and nine months ended September 30, 2004.  Basic and diluted net loss per share was $0.25 and $1.12 for the three and nine months ended September 30, 2005 compared to $2.01 and $5.53 for the three and nine months ended September 30, 2004.

Research and development expenses, excluding stock-based compensation, totaled $4.8 million and $14.8 million for the three and nine months ended September 30, 2005 compared to $3.5 million and $9.1 million for the three and nine months ended September 30, 2004.  The increase in research and development expenses for the three and nine months ended September 30, 2005 compared to the three and nine months ended September 30, 2004 was primarily due to increases in employee headcount, clinical trials of our glucose monitoring systems, materials to produce glucose monitoring systems for our clinical trials, and sensor design costs.

Selling, general and administrative expenses, excluding stock-based compensation, totaled $1.7 million and $3.6 million for the three and nine months ended September 30, 2005 compared to $330,000 and $1.0 million for the three and nine months ended September 30, 2004.  The increase in selling, general and administrative expenses for the three and nine months ended September 30, 2005 compared to the three and nine months ended September 30, 2004 was primarily due to initial marketing efforts and increases in costs associated with operating as a public company including increases in independent auditor and compliance costs, insurance, legal fees, board fees and additional accounting personnel.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference.  To listen to the conference call, please dial (800) 817-4887 (US/Canada) or (913) 981-4913 (International) and use the participant code “3481233” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, CA, is developing continuous glucose monitoring systems for people with diabetes.

DexCom, Inc.
(a development stage company)

BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,119,293	$27,229,208
Short-term marketable securities, available-for-sale	17,335,007	—
Prepaid and other current assets	1,012,670	43,781
Total current assets	60,466,970	27,272,989

Property and equipment, net	3,560,465	1,851,892
Restricted cash	250,000	200,000
Deferred offering costs and other assets	—	33,000
Total assets	$64,277,435	$29,357,881

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,969,243	$1,018,879
Accrued payroll and related expenses	766,909	328,476
Accrued clinical trials	182,494	220,875
Total current liabilities	2,918,646	1,568,230

Deferred rent	242,008	125,241

Commitments and contingencies

Redeemable convertible Series B preferred stock, $0.001 par value, no shares and 11,304,114 shares authorized, issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	—	20,878,086
Redeemable convertible Series C preferred stock, $0.001 par value, no shares and 13,043,478 shares authorized; no shares and 12,790,870 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	—	34,740,360
Redeemable convertible Series D preferred stock, $0.001 par value, no shares and 8,700,000 shares authorized; no shares and 8,355,886 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	—	21,355,894

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2005.	—	—
Convertible Series A preferred stock, $0.001 par value, no shares and 3,000,000 shares authorized; no shares and 3,000,000 issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	—	3,000
Common stock, $0.001 par value, 100,000,000 and 50,000,000 authorized; 25,378,213 and 2,323,300 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	25,378	2,323
Additional paid-in capital	134,183,261	6,218,012
Deferred stock-based compensation	(1,363,890)	(2,648,336)
Deficit accumulated during the development stage	(71,706,965)	(52,884,929)
Accumulated and other comprehensive loss	(21,003)	—
Total stockholders’ equity (deficit)	61,116,781	(49,309,930)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$64,277,435	$29,357,881

DexCom, Inc.

(a development stage company)

STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from May 13, 1999 (inception) through September 30,
	2005	2004	2005	2004	2005
Costs and expenses:
Research and development	$4,775,312	$3,485,590	$14,758,307	$9,122,583	$50,871,041
Selling, general and administrative	1,682,900	330,435	3,597,509	999,399	11,187,828
Stock-based compensation:
Research and development	267,681	34,867	1,065,331	72,397	1,356,445
Selling, general and administrative	135,160	19,622	403,804	71,953	561,379
Total costs and expenses	6,861,053	3,870,514	19,824,951	10,266,332	63,976,693
Interest and other income	531,432	36,083	1,125,147	109,535	2,530,497
Net loss	(6,329,621)	(3,834,431)	(18,699,804)	(10,156,797)	(61,446,196)
Accretion to redemption value of Series B, Series C, and Series D redeemable convertible preferred stock	—	(808,628)	(122,232)	(2,425,884)	(10,260,769)
Net loss attributable to common stockholders	$(6,329,621)	$(4,643,059)	$(18,822,036)	$(12,582,681)	$(71,706,965)

Basic and diluted net loss per share attributable to common stockholders	$(0.25)	$(2.01)	$(1.12)	$(5.53)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	25,354,432	2,304,972	16,777,470	2,275,529

Contact:

Steve Kemper

Chief Financial Officer

(858) 200-0200

Source: DexCom, Inc.